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                                                                  EXHIBIT 11.1

                           CNA FINANCIAL CORPORATION
                 COMPUTATION OF NET INCOME PER COMMON SHARE

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
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Period Ended June 30                                     Second Quarter                    Six Months
(In millions, except per share data)                  1994            1993            1994            1993
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Earnings per share:
Net income (loss)................................    $(36.2)         $ 74.8          $(114.3)         $388.4
Less preferred stock dividends...................       1.4             1.1              2.5             2.1
                                                      -----           -----           ------           -----
   Net income (loss) available to
     common stockholders.........................    $(37.6)         $ 73.7          $(116.8)         $386.3
                                                      =====           =====           ======           =====

Weighted average shares outstanding..............      61.8            61.8             61.8            61.8
                                                      =====           =====           ======           =====

   Net income (loss) per common share............    $(.61)          $ 1.19          $ (1.89)         $ 6.25
                                                      =====           =====           ======           =====
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
                                      (28)
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